Exhibit 99.1

Archaea Energy to be Acquired by bp for Approximately $4.1 Billion

October 17, 2022 07:15 AM Eastern Daylight Time

HOUSTON --(BUSINESS WIRE)-- Archaea Energy Inc. (“Archaea”) (NYSE: LFG), an industry-leading renewable natural gas (“RNG”) company, today announced that it has agreed to be acquired by bp (NYSE: BP) for $26 per Archaea Class A and Class B share in cash, or a total enterprise value of approximately $4.1 billion, including approximately $800 million of net debt. The cash consideration represents an approximately 38 percent premium to Archaea’s volume weighted average share price for the 30 days ending October 14, 2022.

Nick Stork, Chief Executive Officer and Co-Founder of Archaea, said, “Archaea was founded with a mission to build the world’s leading RNG development company to reduce global emissions and make multi-generational sustainability impacts. In a very short period of time, we have rapidly become a leading RNG platform in the U.S., and today’s announcement will further enable this business to realize its full potential. bp is a world-class partner and a strong fit for Archaea, with a strategic focus on bioenergy and an operational history in the RNG value chain that is fully aligned with ours and our partners’. We are excited to join them in our mission to increase the role of RNG in helping customers reach their long-term climate goals, and I look forward to our hard-working team joining the bp organization to help achieve their bioenergy objectives. I am incredibly proud of our employees at Archaea who have driven this tremendous value creation and will continue to push forward Archaea’s drive to foster clean energy growth and promote domestic energy reliance.”

Daniel Rice, Chairman of Archaea’s Board, said, “After a thorough review, our Board determined that combining Archaea’s RNG assets and our strong development backlog with bp’s existing bioenergy business and deep operational and financial resources is the best way to create a stronger platform to achieve Archaea’s full potential, while maximizing value for our shareholders. Today’s news would not be possible without the entire Archaea organization, our best-in-class employees and our industry partners.”

Strategic Benefits for Archaea and its stakeholders

●	bp provides Archaea access to unmatched, world-class platforms, capabilities, and capital resources for acceleration of its growth plans.
●	Archaea’s business will be able to access bp’s trading capabilities and broad customer base, further helping many of bp’s customers achieve their decarbonization goals.
●	Archaea will be integral to bp’s existing bioenergy business, which has established key positions in the segment and is one of bp’s key transition growth engines, which is anticipated to further Archaea’s growth into international markets.

Additional Transaction Details

Subject to regulatory approvals and Archaea shareholder approval, the parties are targeting closing the acquisition by the end of 2022. Certain existing Archaea shareholders, who collectively own approximately 27% of Archaea’s outstanding shares, have agreed to vote their shares in favor of the transaction. Closing is not subject to any financing condition.

Upon completion of the transaction, Archaea will operate as a subsidiary within bp and become part of the larger global organization.

Advisors

BofA Securities acted as financial advisor to Archaea and Kirkland & Ellis LLP acted as Archaea’s legal advisor.

About Archaea Energy

Archaea Energy Inc. is one of the largest RNG producers in the U.S., with an industry-leading platform and expertise in developing, constructing, and operating RNG facilities to capture waste emissions and convert them into low carbon fuel. Archaea’s innovative, technology-driven approach is backed by significant gas processing expertise, enabling Archaea to deliver RNG projects that are expected to have higher uptime and efficiency, faster project timelines, and lower development costs. Archaea partners with landfill and farm owners to help them transform potential sources of emissions into RNG, transforming their facilities into renewable energy centers. Archaea’s differentiated commercial strategy is focused on long-term contracts that provide commercial partners a reliable, non-intermittent, sustainable decarbonizing solution to displace fossil fuels.

Additional information is available at www.archaeaenergy.com.

About bp

bp’s ambition is to become a net zero company by 2050 or sooner, and to help the world get to net zero. bp has a larger economic footprint in the United States than anywhere else in the world, investing more than $130 billion in the economy since 2005 and supporting about 245,000 jobs. For more information on bp in the US, visit www.bp.com/us.

Important Information and Where to Find It

This press release is made in respect of the pending merger involving Archaea Energy and bp. Archaea Energy will file with the Securities and Exchange Commissions (the “SEC”) a proxy statement on Schedule 14A relating to its special meeting of stockholders and may file or furnish other documents with the SEC regarding the pending merger. When completed, a definitive proxy statement will be mailed to Archaea’s stockholders. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT REGARDING THE PENDING MERGER AND ANY OTHER RELEVANT DOCUMENTS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PENDING MERGER.

The definitive proxy statement will be filed with the SEC and mailed or otherwise made available to Archaea’s stockholders. Archaea’s stockholders may obtain free copies of the documents Archaea files with the SEC from the SEC’s website at www.sec.gov or through the Investors portion of Archaea’s website at www.archaeaenergy.com.

Participants in the Solicitation

Archaea and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Archaea’s stockholders in connection with the pending merger. Information regarding Archaea’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Archaea’s Post-Effective Amendment No. 1 to Form S-1 filed with the SEC on August 24, 2022. Other information regarding the participants in the proxy solicitation and a description of their interests will be contained in the proxy statement for Archaea’s special meeting of stockholders and other relevant materials to be filed with the SEC in respect of the proposed merger when they become available. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, which include all statements that do not relate solely to historical or current facts. Forward-looking statements may relate to expectations for future financial performance, business strategies or expectations for Archaea Energy’s business. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on the current expectations of Archaea’s management and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of any such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: (i) the risk that the proposed merger may not be completed in a timely manner or at all, which may adversely affect Archaea’s business and the price of Archaea’s common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed merger, including the receipt of certain regulatory approvals; (iii) the failure to obtain stockholder approval; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, including in circumstances requiring Archaea to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on Archaea’s business relationships, operating results and business generally; (vi) risks that the proposed transaction disrupts Archaea’s current plans and operations; (vii) Archaea’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business, in light of the proposed transaction; (viii) risks related to diverting management’s attention from Archaea’s ongoing business operations; (ix) unexpected costs, charges or expenses resulting from the proposed merger; (x) potential litigation relating to the merger that could be instituted against the parties to the merger agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xi) continued availability of capital and financing and rating agency actions; (xii) certain restrictions during the pendency of the merger that may impact Archaea’s ability to pursue certain business opportunities or strategic transactions; (xiii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors; (xiv) the impact of adverse general and industry-specific economic and market conditions; and (xv) other risks described in Archaea’s filings with the SEC, including the risks and uncertainties described in the sections entitled “Risk Factors” in Archaea’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 or in Archaea’s subsequent Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by Archaea’s management prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements contained herein. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the merger and/or Archaea’s consolidated financial condition, results of operations or liquidity. You should not place undue reliance on these forward-looking statements.

Forward-looking statements speak only as of the date they are made. Except to the extent required by applicable law or regulation, Archaea undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Archaea Energy

Megan Light

mlight@archaea.energy

346-439-7589

Blake Schreiber

bschreiber@archaea.energy

346-440-1627

bp

J.P. Fielder

jp.fielder@bp.com

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